Exhibit (d)(33)

MASTER INTERNATIONAL FIXED-INCOME RESEARCH AGREEMENT

between

FIDELITY INTERNATIONAL INVESTMENT ADVISORS

and

FIDELITY INVESTMENTS MONEY MANAGEMENT, INC.

AGREEMENT made this 1st day of October 2003 by and between Fidelity Investments Money Management, Inc., a New Hampshire corporation with principal offices at Contra Way, P.O. Box 9600, Merrimack, New Hampshire (hereinafter called the "U.S. Sub-Advisor") and Fidelity International Investment Advisors, a Bermuda company with principal offices at Pembroke Hall, Pembroke, Bermuda (hereinafter called the "Foreign Sub-Advisor").

WHEREAS, Fidelity Management & Research Company (the "Advisor") has entered into various management contracts (each a "Management Contract") with those Massachusetts and Delaware business trusts, each a registered investment company issuing one or more series of shares of beneficial interest (each a "Trust") on behalf of each of their respective portfolios listed on Schedule A attached hereto, as the same may be amended from time to time (each a "Portfolio"), pursuant to which the Advisor acts as investment manager to each of the Portfolios;

WHEREAS, the Adviser and the U.S. Sub-Advisor have entered into various sub-advisory agreements (each a "Sub-Advisory Agreement") with respect to each of those Trusts and Portfolios listed on Schedule A attached hereto, pursuant which the U.S. Sub-Advisor serves as investment adviser to each of the Portfolios;

WHEREAS, the Foreign Sub-Advisor and its subsidiaries and other affiliated persons have personnel in various locations throughout the world and have been formed in part for the purpose of researching and compiling information and recommendations with respect to the economies of various countries, and securities of issuers located in such countries, and providing investment advisory services in connection therewith;

WHEREAS, the Foreign Sub-Advisor is willing to provide international investment advice and research services to the U.S. Sub-Advisor on behalf of each of the Portfolios listed on Schedule A attached hereto directly or through its subsidiaries and other affiliated persons (specifically, Fidelity International Investment Advisors (U.K.) Limited), and the U.S. Sub-Advisor desires that the Foreign Sub-Advisor provide such international investment advice and research services to the U.S. Sub-Advisor on behalf of such Portfolios under this Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the U.S. Sub-Advisor and the Foreign Sub-Advisor agree as follows:

1. Delegation of Duties: The U.S. Sub-Advisor hereby delegates to the Foreign Sub-Advisor, and the Foreign Sub-Advisor hereby accepts responsibility for performing such investment advice and research services with respect to all or a portion of the investments of each Portfolio as may be requested by the U.S. Sub-Advisor. The services and the portion of the investments of each Portfolio to be advised by the Foreign Sub-Advisor shall be as agreed upon from time to time by the U.S. Sub-Advisor and the Foreign Sub-Advisor. The Foreign Sub-Advisor shall pay the salaries and fees of all personnel of the Foreign Sub-Advisor performing investment advice and research services for the Portfolios.

(a) Investment Advice and Research Services: If and to the extent requested by the U.S. Sub-Advisor, the Foreign Sub-Advisor shall provide investment advice and research services, particularly with respect issuers, companies, governments and economic conditions outside of the U.S. and Canada, to the U.S. Sub-Advisor on behalf of each Portfolio with respect to all or a portion of the investments of such Portfolio. In connection with providing such investment advice and research services, the Foreign Sub-Advisor shall furnish to the U.S. Sub-Advisor on behalf of each Portfolio such factual information, research reports and investment recommendations as the U.S. Sub-Advisor may reasonably require. Such information may include written and oral reports and analyses. In particular, the Foreign Sub-Advisor will make determinations in accordance with Rule 2a-7 under the Investment Company Act of 1940 ("1940 Act") pursuant to procedures applicable to the Portfolios, as they may be amended from time to time.

(b) Subsidiaries and Affiliates: The Foreign Sub-Advisor may perform any or all of the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as the Foreign Sub-Advisor shall determine; provided, however, that performance of such services through such subsidiaries or other affiliated persons shall have been approved by the affected Trust or Trusts to the extent required pursuant to the 1940 Act and rules thereunder.

2. Information to be Provided to the Trusts and the U.S. Sub-Advisor: The Foreign Sub-Advisor shall furnish such reports, evaluations, information or analyses to each Trust and the Advisor, the U.S. Sub-Advisor as the Trusts' Board of Trustees or the Advisor, the U.S. Sub-Advisor may reasonably request from time to time, or as the Foreign Sub-Advisor may deem to be desirable.

3. Compensation: For investment advisory and research services provided under subparagraph (a) of paragraph 1 of this Agreement on behalf of each of the Portfolios listed on Schedule A and in full consideration of the services provided hereunder, the U.S. Sub-Advisor agrees to pay the Foreign Sub-Advisor and the Foreign Sub-Advisor agrees to receive an annual aggregate sub-advisory fee (the "Sub-Advisory Fee") of five million dollars ($5,000,000). The aggregate fee shall be allocated amongst each of the Portfolios listed on Schedule A, as it may be amended from time to time, based on their relative net assets. The Sub-Advisory Fee may be reduced to reflect expense reimbursements, fee waivers or aggregate caps, if any, in effect from time to time upon mutual agreement of the U.S. Sub-Advisor and the Foreign Sub-Advisor.

4. Expenses: It is understood that each Portfolio will pay all of its expenses other than those expressly stated to be payable by the Foreign Sub-Advisor hereunder, by the U.S. Sub-Advisor under the Sub-Advisory Agreement or by the Advisor under the Management Contract with the Portfolio.

5. Interested Persons: It is understood that Trustees, officers, and shareholders of the Trusts are or may be or become interested in the Advisor, the U.S. Sub-Advisor or the Foreign Sub-Advisor as directors, officers or otherwise and that directors, officers and stockholders of the Advisor, the U.S. Sub-Advisor or the Foreign Sub-Advisor are or may be or become similarly interested in the Trusts, and that the Advisor, the U.S. Sub-Advisor or the Foreign Sub-Advisor may be or become interested in the Trusts as a shareholder or otherwise.

6. Services to Other Companies or Accounts: The services of the Foreign Sub-Advisor to the U.S. Sub-Advisor are not to be deemed to be exclusive, the Foreign Sub-Advisor being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Foreign Sub-Advisor's ability to meet all of its obligations hereunder. The Foreign Sub-Advisor shall for all purposes be an independent contractor and not an agent or employee of the Advisor, the U.S. Sub-Advisor or the Trusts.

7. Standard of Care: In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Foreign Sub-Advisor, the Foreign Sub-Advisor shall not be subject to liability to the Advisor, the U.S. Sub-Advisor, the Trusts or to any shareholder of the Portfolios for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

8. Duration and Termination of Agreement; Amendments:

(a) Subject to prior termination as provided in subparagraph (d) of this paragraph 8, this Agreement shall continue in force until June 30, 2004 for each Portfolio listed on Schedule A attached hereto and indefinitely thereafter, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the affected Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio.

(b) This Agreement may be modified by mutual consent of the Advisor, the U.S. Sub-Advisor, the Foreign Sub-Advisor and the affected Trust(s) subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the "Commission") or any rules or regulations adopted by, or interpretative releases of, the Commission.

(c) In addition to the requirements of subparagraphs (a) and (b) of this paragraph 8, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Trustees of the affected Trust(s) who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(d) The U.S. Sub-Advisor may, at any time and without any prior written notice to the other parties to this Agreement and the Board of Trustees of the affected Trust(s), terminate this Agreement in respect of any or all of the Portfolios, without payment of any penalty. A Trust may at any time on sixty (60) days' prior written notice to the parties to this Agreement, terminate this Agreement in respect of such Trust or a Portfolio, without payment of any penalty, by action of the Board of Trustees of the affected Trust or by vote of a majority of the Portfolio's outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment.

9. Limitation of Liability: The Foreign Sub-Advisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust or other organizational document of each Trust and agrees that any obligations of the Trusts or the Portfolios arising in connection with this Agreement shall be limited in all cases to the Trust or Portfolio and its assets, and the Foreign Sub-Advisor shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust or Portfolio. Nor shall the Foreign Sub-Advisor seek satisfaction of any such obligation from the Trustees or any individual Trustee of any Trust.

10. Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

The terms "registered investment company," "vote of a majority of the outstanding voting securities," "assignment," and "interested persons," when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended.

IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

FIDELITY INTERNATIONAL INVESTMENT ADVISORS

BY:	/s/David Holland
Name: David Holland Title: Director

FIDELITY INVESTMENTS MONEY MANAGEMENT, INC.

BY:	/s/JS Wynant
Name: JS Wynant Title: Treasurer